Exhibit 10.2
May 18, 2006
Mr. Kent McRee
4424 Staten Island Drive
Plano, Texas 75024
Dear Kent,
The following outlines the commission and bonus plan for calendar year 2006.
Claimsnet.com’s sales today are approximately $110,000 per month, with associated cost of sales at $20,000. This equals gross profit of $90,000. The immediate goal is to double that to gross sales of $220,000 a month, with associated cost of sales at $40,000 a month for a gross profit of $180,000 per month. The gross profit of $180,000 per month is the goal to achieve regardless of the gross profit percentage.
At the time we reach an average gross profit over the trailing 3 months of $180,000 a bonus will be payable of 6.25% of the aggregate increase of gross profit, provided that goal has been reached in 12 months from start date. A commission of 6.25% on all gross profit over the base amount of $90,000 will be paid following the attainment of the immediate goal.
It is anticipated, and has been discussed, that this plan will need revision over time, by either raising the base amount, a change in the commission structure, or a profit sharing plan for senior management. However, under normal circumstances this would not occur until a monthly gross profit of $300,000 has been achieved.
You will be responsible for direct sales of SWAT and development with our management team of new business plans for mergers, acquisitions, product development or strategic alliance partnerships.
In addition, approved cell phone expenses will be reimbursed, and access to a lap top computer will be provided as needed. Approved travel and related expenses will be reimbursed. A covered parking space will be provided under our building.
Sincerely,
Don Crosbie
CEO